Cass Information Systems, Inc. Announces Appointment of John Drabik to Board of Directors and Retirements of Sally Roth, Ralph Clermont and Jim Lindemann April 22, 2026 ST. LOUIS, April 22, 2026 (GLOBE NEWSWIRE) -- Cass Information Systems, Inc. (NASDAQ: CASS) (the “Company”), a leading provider of payment processing and information solutions, today announced changes to its Board of Directors, effective April 21, 2026. John J. Drabik was elected as a member of the Board and also appointed to serve on the Company’s Audit and Risk Committee. Mr. Drabik is Executive Vice President and Chief Financial Officer of Energizer Holdings, Inc., where he oversees global finance, accounting, investor relations and information technology. He has been with Energizer and its predecessor organization since 2001 and has held senior leadership roles across corporate development, treasury, and accounting, including playing a key role in the company’s spin-off and its growth as a stand-alone public company. Prior to Energizer, Mr. Drabik began his career in public accounting at Arthur Andersen and later worked in the import/export division of May Department Stores. He holds a Bachelor of Science in Accountancy from the University of Missouri and an MBA from Washington University in St. Louis. “John brings deep financial expertise and public company leadership experience that will strengthen our Board,” said Martin Resch, President and Chief Executive Officer of Cass Information Systems, Inc. “We are pleased to welcome him to Cass.” The Company also announced that Sally H. Roth, James J. Lindemann, and Ralph W. Clermont retired from the Board of Directors after not standing for re-election at the Annual Meeting of Shareholders. Sally H. Roth (Sally) served as a director since 2019. Sally’s extensive career in banking has added substantial value to the Company, not only to the Board and its’ Nominating and Corporate Governance Committee, but also through her tenure on the Executive Loan Committee of Cass Commercial Bank. Ralph W. Clermont (Ralph) served as a director since 2015. Ralph has served the Company in a variety of committee memberships since his Board appointment, including as Chairman of the Audit and Risk Committee and member of the Nominating and Corporate Governance Committee. Ralph’s strategic guidance has been invaluable to the Company during his directorship. James L. Lindemann (Jim) served as a director since 2007. Jim’s distinguished career at Emerson Electric allowed him to bring valuable perspective to the Company from both strategic and governance standpoints. Jim served as Chairman of the Company’s Compensation Committee, providing valuable guidance on the compensation plans, policies and overall programs of the Company. “We are grateful for the many contributions and years of service Sally, Ralph, and Jim have made to Cass,” said Eric H. Brunngraber, Chairman of the Board. “Their contributions have meaningfully influenced the Company, and we are grateful for their leadership and commitment.” About Cass Information Systems Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control, and efficiency across their supply chains, communications networks, facilities, and other operations. Disbursing over $94 billion annually on behalf of its clients, and with total assets of $2.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com. Contact Michael Normile, EVP and CFO ir@cassinfo.com A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/6728d529- bc18-4769-ba17-157f126557c2

John Drabik John Drabik, Director Cass Information Systems Cass Information Systems